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FOR IMMEDIATE RELEASE                        NASDAQ Ticker Symbol: QBAL

July 24, 1997                                Contact:  Daniel M. Smith
                                             Jillian's Entertainment Corporation
                                             (617) 350-3111


                 JILLIAN'S AND J.W. CHILDS CONSUMMATE MERGER


Boston, MA -- Jillian's Entertainment Corporation ("Jillian's") and J.W. Childs Equity Partners, L.P. ("J.W. Childs") today announced the consummation of a merger and related transactions, under the terms of which a subsidiary of Jillian's Entertainment Holdings, Inc. ("Holdings"), an entity currently owned by an affiliate of J.W. Childs, merged with and into Jillian's.

     The merger was approved by a majority vote of the shareholders of Jillian's at a special meeting of the shareholders held on July 21, 1997, at the principal executive offices of Jillian's.

     The shareholders of Jillian's (the "Non-Continuing Shareholders"), other than seven shareholders who each have an ongoing relationship with Jillian's (the "Continuing Shareholders"), are entitled to receive $0.50 per share in cash (the "Merger Payment") in exchange for their shares of Jillian's common stock (the "Common Stock"). Proceeds from the sale to J.W. Childs of convertible preferred stock of Holdings will be used to make Merger Payments to Jillian's shareholders.

     As a result of the consummation of the merger, Jillian's, the surviving company, is a wholly owned subsidiary of Holdings, which is owned by the Continuing Shareholders and Childs. The Non-Continuing Shareholders possess no interest in, or rights as shareholders of, Jillian's, other than their right to a Merger Payment. Details of the merger and related transactions are included in a Jillian's proxy statement, which is on file with the Securities and Exchange Commission.

     Jillian's intends to deregister its Common Stock under the federal securities laws, resulting in the suspension of its obligations to file periodic reports. In addition, the Common Stock will be delisted from The Nasdaq SmallCap Market, which will terminate the public trading market of Jillian's and relieve Jillian's of any further obligations to comply with the rules and regulations relating to The Nasdaq SmallCap Market listing.

     Jillian's currently wholly or partially owns, operates and manages ten upscale billiard clubs in various locations throughout the United States. Jillian's opened its first unit in 1989 and is widely considered the originator of the upscale billiard-themed entertainment concept. With its dramatic ambiance, casual menu, and high-energy mix of sports viewing, billiards, and the latest electronic games, Jillian's is often cited in the national media as the model against which all similar concepts are judged.

        J.W. Childs is a private investment firm based in Boston, Massachusetts. With the substantial infusion of capital provided by J.W. Childs, Jillian's will be aggressively rolling out new units as well as expanding through selected acquisitions of both regional chains and strategic single-unit operations.